Exhibit 10.3

TAX MATTERS AGREEMENT

by and among

SIMON PROPERTY GROUP, INC.,

SIMON PROPERTY GROUP, L.P.,

WASHINGTON PRIME GROUP INC.

and

WASHINGTON PRIME GROUP, L.P.

Dated as of May 28, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01.	General	2
Section 1.02.	Additional Definitions	12

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE
ON TAX RETURNS

Section 2.01.	Combined Tax Returns	12
Section 2.02.	SPG Separate Tax Returns	12
Section 2.03.	WPG Separate Tax Returns	12
Section 2.04.	Restructuring Transfer Tax Returns	12

ARTICLE III

TAX RETURN PROCEDURES

Section 3.01.	Procedures relating to Combined Tax Returns and SPG Separate Tax Returns	13
Section 3.02.	Procedures relating to WPG Separate Tax Returns	13
Section 3.03.	Preparation of all Tax Returns	14
Section 3.04.	Tax Returns Reflecting Restructuring/Distribution Taxes	14

ARTICLE IV

TAX TIMING AND ALLOCATION

Section 4.01.	Timing of Payments	14
Section 4.02.	Expenses	14
Section 4.03.	Apportionment of WPG Taxes	15

ARTICLE V
INDEMNIFICATION

Section 5.01.	Indemnification by SPG LP	15
Section 5.02.	Indemnification by WPG LP	15
Section 5.03.	Characterization of and Adjustments to Payments	15
Section 5.04.	Timing of Indemnification Payments	16
Section 5.05.	Certain Tax Procedures	16

		Page

ARTICLE VI
REFUNDS, TRS TAX ATTRIBUTES, DEDUCTIONS

Section 6.01.	Refunds	16
Section 6.02.	TRS Tax Attributes	17
Section 6.03.	Treatment of Deductions Associated with Equity-Related Compensation	17

ARTICLE VII
TAX PROCEEDINGS

Section 7.01.	Notification of Tax Proceedings	17
Section 7.02.	Tax Proceedings	17

ARTICLE VIII
TAX-FREE STATUS OF THE DISTRIBUTION

Section 8.01.	Representations and Warranties	19
Section 8.02.	Restrictions Relating to the Distribution	20
Section 8.03.	Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions	22
Section 8.04.	Section 336(e) Election	23

ARTICLE IX
RPT CONTRIBUTION

Section 9.01.	Prohibited Actions	23
Section 9.02.	Section 704(c) Allocations	23
Section 9.03.	Damages	23
Section 9.04.	Exclusive Remedy	24
Section 9.05.	Notice	24

ARTICLE X
COOPERATION

Section 10.01.	General Cooperation	24
Section 10.02.	Retention of Records	25

ARTICLE XI
MISCELLANEOUS

Section 11.01.	Dispute Resolution	25
Section 11.02.	Tax Sharing Agreements	26
Section 11.03.	Interest on Late Payments	26
Section 11.04.	Survival of Covenants	26
Section 11.05.	Severability	26
Section 11.06.	Entire Agreement	26
Section 11.07.	No Third-Party Beneficiaries	27
Section 11.08.	Specific Performance	27

DEFINED TERMS

Page

Accounting Firm	2, 26
Acquisition Transaction	2
Adjustment	3
Agreement	1, 3
Ancillary Agreement	3
Benefited Party	3, 17
Closing Date	3
Code	3
Combined Tax Return	3
Contribution	3
Controlled Corporation	3
Disqualifying Action	3
Distribution	1, 3
Due Date	3
Effective Time	3
Employee Matters Agreement	3
Equity Securities	4
Fifty-Percent or Greater Interest	4
Final Determination	4
Income Tax Return	4
Income Taxes	4
Indemnified Party	4
Indemnifying Party	4
Information	4, 25
Information Request	5, 25
IRS	5
Law	5
Net Working Capital Balance	5
Non-Income Tax Return	5
Notified Action	5, 23
Ordinary Course of Business	5
Parties	1
Party	1, 5
Past Practice	5, 14
Person	5
Plan of Reorganization	5
Post-Closing Period	5
Post-Distribution Ruling	5, 22
Pre-Closing Period	5
Record Holders	5
Refund	5
REIT	6
REIT Taxable Income	6

Page

REIT Taxes	6
Representatives	6
Restriction Period	6
Restructuring	1, 6
Restructuring Transfer Taxes	6
Restructuring/Distribution Taxes	6
RPT	6
RPT Built-In Gain	6
RPT Contributed Properties	6
RPT Contribution	6
RPT Section 752 Gain	7
SAG	7
Section 336(e) Election	7, 24
Section 8.02(e) Acquisition Transaction	7
Separate Return	7
Separation and Distribution Agreement	1, 7
SPG	1, 7
SPG Board	7
SPG Business	7
SPG Disqualifying Action	7
SPG Entity	8
SPG Group	8
SPG Income	8
SPG LP	1, 8
SPG LP Contribution	8
SPG LP Distribution	8
SPG LP Distribution Record Date	8
SPG LP Interests	8
SPG REIT Distribution Indemnification Amount	8
SPG Separate Tax Return	8
SPG Shares	1
SPG Tax Proceeding	8, 18
SPG Taxes	8
SPG TRS	9
Subsidiary	9
Tax	9
Tax Attributes	9
Tax Counsel	9
Tax Item	10
Tax Matter	10, 25
Tax Opinion	10
Tax Opinion Documents	10, 20
Tax Package	10
Tax Proceeding	10
Tax Return	10
Tax-Free Status	9

v

Page

Taxing Authority	9
Taxing Jurisdiction	10
Transactions	10
Transfer Taxes	10
Treasury Regulations	10
TRS Contribution	11
TRS Distribution	11
U.S.	11
Unqualified Tax Opinion	11
Waiver	11, 22
WPG	1, 11
WPG Active Trade or Business	11
WPG Assets	11
WPG Business	11
WPG Disqualifying Action	11
WPG Entity	12
WPG Group	12
WPG Income	12
WPG Liabilities	12
WPG LP	1, 12
WPG LP Interests	12
WPG REIT Distribution Amount	12
WPG Separate Tax Return	12
WPG Shares	1
WPG Tax Proceeding	12, 18
WPG Taxes	12
WPG TRS	13

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of May 28, 2014 is by and among Simon Property Group, Inc., a Delaware corporation (“SPG”), Simon Property Group, L.P., a Delaware limited partnership (“SPG LP”), Washington Prime Group Inc., an Indiana corporation and a wholly owned subsidiary of SPG (“WPG”) and Washington Prime Group, L.P., an Indiana limited partnership and wholly owned subsidiary of SPG LP (“WPG LP”).  Each of SPG, SPG LP, WPG and WPG LP is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, SPG has elected to be classified as a REIT and WPG intends to elect to be classified as a REIT;

WHEREAS, SPG, through SPG LP and their respective Subsidiaries, is engaged in the SPG Business and the WPG Business;

WHEREAS, the SPG Board has determined that it is in the best interests of SPG and its stockholders to create a new publicly traded company which shall operate the WPG Business;

WHEREAS, SPG, SPG LP, WPG and WPG LP have entered into the Separation and Distribution Agreement, dated as of May 28, 2014 (the “Separation and Distribution Agreement”), providing for the separation of the WPG Business from the SPG Business, pursuant to which (a) SPG will, and will cause its Subsidiaries to, transfer the WPG Assets and the WPG Liabilities to WPG and its Subsidiaries, as a result of which transfer WPG and its Subsidiaries will own, directly and through their respective Subsidiaries, the WPG Business (the “Restructuring”) and (b) SPG will distribute all of the outstanding common shares, par value $0.0001 per share, of WPG (“WPG Shares”) to the Record Holders of the issued and outstanding shares of common stock of SPG, par value $0.0001 per share (“SPG Shares”) on a pro rata basis (the “Distribution”);

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the TRS Contribution and the TRS Distribution, taken together, shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the SPG LP Contribution and the SPG LP Distribution, taken together, shall be treated as an “assets-over form” division of SPG LP under Treasury Regulations Section 1.708-1(d)(3);

WHEREAS, for U.S. federal Income Tax purposes, it is intended that the Contribution and the Distribution, taken together, shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 11.01(b).

“Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported, permitted or solicited by management or shareholders of a Controlled Corporation, is a hostile acquisition, or otherwise, as a result of which such Controlled Corporation would merge or consolidate with or enter into any other reorganization transaction with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from such Controlled Corporation and/or one or more holders of outstanding shares of Equity Securities of such Controlled Corporation, as the case may be, a number of shares of Equity Securities of such Controlled Corporation that would, when combined with any other changes in ownership of the Equity Securities of such Controlled Corporation pertinent for purposes of Section 355(e) of the Code, comprise a 40% or greater interest in such Controlled Corporation (A) by value, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) by vote, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, an Acquisition Transaction shall not include (A) the adoption by a Controlled Corporation of a shareholder rights plan or (B) issuances of Equity Securities by a Controlled Corporation that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power shall be treated as an indirect acquisition of shares of Equity Securities by the shareholders whose voting power is increased thereby and any redemption of shares of Equity Securities shall be treated as an indirect acquisition of shares of Equity Securities by the non-exchanging shareholders.  For purposes of this definition, each reference to a Controlled Corporation shall include a reference to any entity treated as successor thereto.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or published IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Adjustment” means any change in the Tax liability of a taxpayer, whether in connection with a Tax Proceeding, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 6.01(b).

“Closing Date” means the date on which the Distribution occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a consolidated, combined, unitary, affiliated or similar Income Tax Return or Non-Income Tax Return that actually includes, by election or otherwise, one or more members of the SPG Group together with one or more members of the WPG Group.

“Contribution” means the contribution and assignment by SPG and certain of its Subsidiaries of certain WPG Assets and WPG Liabilities and the WPG LP Interests received by SPG in the SPG LP Distribution to WPG in exchange for WPG Shares.

“Controlled Corporation” means WPG or WPG TRS.

“Disqualifying Action” means a SPG Disqualifying Action or a WPG Disqualifying Action.

“Distribution” has the meaning set forth in the recitals.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Equity Securities” means, with respect to a Person, all classes or series of capital stock of such Person (or any entity treated as a successor to such Person) and all other instruments treated as stock in such Person (or any entity treated as a successor to such Person) for U.S. federal Income Tax purposes, and including all options, warrants or any other rights to acquire such stock.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax or Tax Item, which resolution may be for a specific issue or adjustment or for a taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of any Taxing Jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any Taxing Jurisdiction; (iv) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax; or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority or by mutual agreement of the Parties.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to (i) net income, profits, net receipts or gross receipts (including, but not limited to, any capital gains, minimum Tax, any Tax on items of Tax preference, or any REIT Taxes, but not including sales, use, value added, real or personal property, transfer or similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business, business license, business privilege and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) or (iii) any net worth, franchise or similar Tax.

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article V.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article V.

“Information” has the meaning set forth in Section 10.01.

“Information Request” has the meaning set forth in Section 10.01.

“IRS” means the U.S. Internal Revenue Service.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Net Working Capital Balance” has the meaning set forth in the Separation and Distribution Agreement.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 8.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble.

“Past Practice” has the meaning set forth in Section 3.01(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Plan of Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Post-Distribution Ruling” has the meaning set forth in Section 8.02(d).

“Record Holders” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“REIT” means a real estate investment trust within the meaning of Section 856(a) of the Code.

“REIT Taxable Income” means “real estate investment trust taxable income” within the meaning of Section 857(b)(2) of the Code.

“REIT Taxes” means (i) any Taxes imposed as a result of the disqualification of SPG or WPG, as the case may be, as a REIT, (ii) any Taxes imposed under Section 857(b)(5) of the Code, and (iii) any excise Taxes imposed under Section 4981 of the Code.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Restriction Period” means the period beginning on the date hereof and ending on the twenty five (25) month anniversary of the Closing Date.

“Restructuring” has the meaning set forth in the recitals and includes, for the avoidance of doubt, the TRS Contribution, the TRS Distribution, the SPG LP Contribution, the SPG LP Distribution, the Contribution and the Distribution.

“Restructuring/Distribution Taxes” means any Taxes imposed on, in connection with, or by reason of the Restructuring or the Distribution (including REIT Taxes but not including any Transfer Taxes), other than any such Taxes caused by a Disqualifying Action.

“Restructuring Transfer Taxes” means any Transfer Taxes imposed on, in connection with, or by reason of the Restructuring.

“RPT” means The Retail Property Trust, a Massachusetts business trust.

“RPT Built-In Gain” means gain allocable under Section 704(c) of the Code to RPT with respect to the RPT Contributed Properties as of immediately following the RPT Contribution (whether or not such gain is ultimately allocated to RPT or to any other Person under Section 704(c) of the Code or under another provision of the Code or the Treasury Regulations, including, without limitation, Section 737 of the Code); provided, that RPT Built-In Gain shall be reduced by any portion of the RPT Built-In Gain that is recognized for U.S. federal income tax purposes following the RPT Contribution.

“RPT Contributed Properties” means the WPG Properties and interests in entities holding, directly or indirectly, WPG Properties contributed by RPT in the RPT Contribution, and any other property that constitutes “substituted basis property” (within the meaning of Section 7701(a)(42) of the Code) with respect to any of the foregoing.

“RPT Contribution” means the contribution by RPT of certain WPG Properties and interests in entities holding, directly or indirectly, certain WPG Properties to WPG LP in exchange for WPG LP Interests following the Distribution, as set forth in the Plan of Reorganization.

“RPT Section 752 Gain” means any gain recognized under Section 731(a)(1) of the Code as a result of a deemed distribution under Section 752(b) of the Code on account of a reduction in the Liabilities to which any of the RPT Contributed Properties are subject at the time of the RPT Contribution.

“SAG” has the meaning ascribed to the term “separate affiliated group” in Section 355(b)(3)(B) of the Code.

“Section 336(e) Election” has the meaning set forth in Section 8.04.

“Section 8.02(e) Acquisition Transaction” means any transaction or series of transactions that is not an Acquisition Transaction but would be an Acquisition Transaction if the percentage reflected in the definition of Acquisition Transaction were 25% instead of 40%.

“Separate Return” means (i) in the case of any Tax Return required to be filed by any member of the SPG Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the WPG Group and (ii) in the case of any Tax Return required to be filed by any member of the WPG Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the SPG Group.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“SPG” has the meaning set forth in the preamble.

“SPG Board” has the meaning set forth in the Separation and Distribution Agreement.

“SPG Business” has the meaning set forth in the Separation and Distribution Agreement.

“SPG Disqualifying Action” means (i) any action (or the failure to take any action) by SPG or any SPG Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of SPG, any assets of SPG or any Equity Securities or assets of any SPG Entity that, or (iii) any inaccuracy in or breach by SPG or any SPG Entity of any of the representations, warranties or covenants of or made by SPG or SPG LP in this Agreement or in connection with the Tax Opinion (other than, in each case, any representations and warranties made by SPG or SPG LP on behalf of, or with respect to, WPG or any WPG Entity) that, in each case, causes any of the Transactions to fail to have Tax-Free Status; provided, however, that the term “SPG Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“SPG Entity” means any member of the SPG Group other than SPG.

“SPG Group” means, individually or collectively, as the case may be, (a) SPG, SPG LP and any of their respective Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into SPG, SPG LP or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“SPG Income” means (i) any REIT Taxable Income attributable solely to, or arising solely with respect to, assets or activities of the SPG Business (excluding any REIT Taxable Income attributable to the Restructuring or the Distribution), (ii) any REIT Taxable Income attributable to a SPG Disqualifying Action and (iii) any REIT Taxable Income resulting from any inaccuracy in or breach by SPG or any SPG Entity of any of the representations, warranties or covenants of or made by SPG or SPG LP in this Agreement.

“SPG LP” has the meaning set forth in the preamble.

“SPG LP Contribution” means the contribution and assignment by SPG LP and certain of its Subsidiaries of certain WPG Assets and WPG Liabilities to WPG LP in exchange for WPG LP Interests.

“SPG LP Distribution” means the pro rata distribution by SPG LP of all of the WPG LP Interests held by SPG LP to the holders of record, as of the SPG LP Distribution Record Date, of SPG LP Interests entitled to participate in such distribution.

“SPG LP Distribution Record Date” has the meaning set forth in the Separation and Distribution Agreement.

“SPG LP Interests” means the limited partnership interests in SPG LP.

“SPG REIT Distribution Indemnification Amount” means any amount required to be distributed by WPG pursuant to Section 857(a) of the Code in order for WPG to maintain its status as a REIT for any taxable period as a result of any SPG Income required to be included in the taxable income of WPG for U.S. federal Income Tax purposes for such taxable period.

“SPG Separate Tax Return” means any Separate Return required to be filed by any member of the SPG Group.

“SPG Tax Proceeding” has the meaning set forth in Section 7.02(a).

“SPG Taxes” means, without duplication, (i) any Taxes of or imposed on SPG, SPG LP or any other member of the SPG Group (including any Taxes reported  on or otherwise imposed with respect to a Combined Tax Return, but excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), (ii) any Restructuring/Distribution Taxes imposed on SPG or any SPG Entity, and (iii) any Taxes attributable to a SPG Disqualifying Action (including any REIT Taxes), in each case, whether imposed as a result of an Adjustment, amendment or otherwise; provided, that SPG Taxes shall not include any (a) WPG Taxes (including, for the avoidance of doubt, any Taxes attributable to a WPG Disqualifying Action) and (b) any Taxes taken into account as a liability in the Net Working Capital Balance (as finally determined pursuant to Section 2.13 of the Separation and Distribution Agreement).

“SPG TRS” means MS Management Associates Inc..

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, credits, earnings and profits (including any REIT earning and profits), overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to SPG.

“Tax-Free Status” means (i) the qualification of each of (x) the Contribution and the Distribution, taken together, and (y) the TRS Contribution and TRS Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed  thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which (x) SPG, WPG and the shareholders of SPG, and (y) TRS, WPG TRS and SPG LP, respectively, recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1031 of the Code; and (ii) the qualification of (a) the SPG LP Contribution and the SPG LP Distribution, taken together, as an “assets-over form” division of SPG LP under Treasury Regulation Section 1.708-1(d)(3), (b) the SPG LP Contribution as a transaction described in Section 721(a) of the Code and (c) the SPG LP Distribution as a transaction described in Section 731(a) of the Code, in each case, in which no gain or income is recognized by SPG LP, WPG LP or any of their respective partners.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax SPG, SPG LP, WPG, WPG LP or any of their respective Affiliates.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 10.01.

“Tax Opinion” shall mean the opinion issued by Tax Counsel to SPG with respect to certain Tax aspects of the Contribution and the Distribution, as referenced in Section 3.3(a)(iii) of the Separation and Distribution Agreement.

“Tax Opinion Documents” has the meaning set forth in Section 8.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the SPG Business or the WPG Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Transactions” means the transactions referred to in the definition of “Tax-Free Status.”

“Transfer Taxes” means all sales, use, transfer, real property transfer (whether such transfer is direct or indirect), intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TRS Contribution” means the contribution and assignment by SPG TRS of certain WPG Assets and WPG Liabilities (including the WPG Active Trade or Business conducted by SPG TRS immediately prior to such contribution) to WPG TRS in exchange for stock of WPG TRS.

“TRS Distribution” means the distribution by SPG TRS of all of the capital stock of WPG TRS to SPG LP.

“U.S.” means the United States of America.

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law firm, which law firm is reasonably acceptable to SPG, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“Waiver” has the meaning set forth in Section 8.02(d).

“WPG” has the meaning set forth in the preamble.

“WPG Active Trade or Business” means the trade or business actively conducted (within the meaning of Section 355(b) of the Code) (i) by WPG (taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44) immediately prior to the Distribution and relied upon to satisfy the requirements of Section 355(b) of the Code with respect to the Distribution, as set forth in the Tax Opinion Documents and (ii) by WPG TRS (taking into account Section 355(b)(3) of the Code) immediately prior to the TRS Distribution and relied upon to satisfy the requirements of Section 355(b) of the Code with respect to the TRS Distribution.

“WPG Assets” has the meaning set forth in the Separation and Distribution Agreement.

“WPG Business” has the meaning set forth in the Separation and Distribution Agreement.

“WPG Disqualifying Action” means (i) any action (or the failure to take any action) by WPG or any WPG Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (ii) any acquisition of all or a portion, or any event (or series of events) involving, the Equity Securities of WPG, any assets of WPG or any Equity Securities or assets of any WPG Entity that, or (iii) any inaccuracy in or breach by WPG or any WPG Entity of any of the representations, warranties or covenants of or made by WPG or WPG LP in this Agreement or in connection with the Tax Opinion (irrespective of whether SPG or SPG LP made the same representation or warranty on behalf of, or with respect to, WPG or any WPG Entity), that, in each case, causes any of the Transactions to fail to have Tax-Free Status (regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion or Waiver may have been obtained or provided with respect to such action, event, inaccuracy or breach); provided, however, that the term “WPG Disqualifying Action” shall not include any action expressly contemplated by the Separation and Distribution Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring, the Distribution or the Plan of Reorganization.

“WPG Entity” means any member of the WPG Group other than WPG.

“WPG Group” means individually or collectively, as the case may be, (a) WPG, WPG LP and any of their respective Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law) immediately after the Effective Time (and giving effect to the Restructuring and the Distribution), (b) any Person that shall have merged or liquidated into WPG, WPG LP or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“WPG Income” means (i) any REIT Taxable Income attributable to, or arising with respect to, assets or activities of the WPG Business (excluding any REIT Taxable Income attributable to the Restructuring or the Distribution), (ii) any REIT Taxable Income attributable to a WPG Disqualifying Action and (iii) any REIT Taxable Income resulting from any inaccuracy in or breach by WPG or any WPG Entity of any of the representations, warranties or covenants of or made by WPG or WPG LP in this Agreement.

“WPG Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“WPG LP” has the meaning set forth in the preamble.

“WPG LP Interests” means the limited partnership interests in WPG LP.

“WPG REIT Distribution Indemnification Amount” means any amount required to be distributed by SPG pursuant to Section 857(a) of the Code in order for SPG to maintain its status as a REIT for any taxable period as a result of any WPG Income required to be included in taxable income of SPG for U.S. federal Income Tax purposes for such taxable period.

“WPG Separate Tax Return” means any Separate Return required to be filed by any member of the WPG Group.

“WPG Tax Proceeding” has the meaning set forth in Section 7.02(a).

“WPG Taxes” means, without duplication, (i) any Taxes of or imposed on any member of the SPG Group or any member of the WPG Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return), in each case, for any taxable period, attributable to, or arising with respect to, assets or activities of the WPG Business (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), (ii) any Taxes of or imposed on WPG, WPG LP or any other member of the WPG Group for any taxable period (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes), (iii) any Restructuring Transfer Taxes, (iv) any Restructuring/Distribution Taxes imposed on WPG or any WPG Entity, and (v) any Taxes attributable to a WPG Disqualifying Action (including any REIT Taxes), in each case, whether imposed as a result of an Adjustment, amendment or otherwise; provided, that WPG Taxes shall not include any Taxes attributable to a SPG Disqualifying Action.

“WPG TRS” means WPG Management Associates, Inc..

Section 1.02.                         Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE
ON TAX RETURNS

Section 2.01.                         Combined Tax Returns.  SPG shall prepare and file (or cause to be prepared and filed) all Combined Tax Returns and SPG LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that WPG LP shall reimburse SPG LP for any such Taxes that are WPG Taxes.

Section 2.02.                         SPG Separate Tax Returns.  SPG shall prepare and file (or cause to be prepared and filed) all SPG Separate Tax Returns and SPG LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that WPG LP shall reimburse SPG LP for any such Taxes that are WPG Taxes.

Section 2.03.                         WPG Separate Tax Returns.  WPG shall prepare and file (or cause to be prepared and filed) all WPG Separate Tax Returns and WPG LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that SPG LP shall reimburse WPG LP for any such Taxes that are SPG Taxes.

Section 2.04.                         Restructuring Transfer Tax Returns.  WPG shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to Restructuring Transfer Taxes and WPG LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns.

ARTICLE III

TAX RETURN PROCEDURES

Section 3.01.                         Procedures relating to Combined Tax Returns and SPG Separate Tax Returns.

(a)                                 In connection with the preparation of any Combined Tax Return pursuant to Section 2.01 or any SPG Separate Tax Return pursuant to Section 2.02 that may include Tax Items relating to the activities or assets of the WPG Business, WPG will (and will cause the WPG Entities to) assist and cooperate with SPG by preparing and providing to SPG such information and other documentation as may be requested by or necessary to enable SPG, in such form as SPG may reasonably request, to prepare such Combined Tax Return or SPG Separate Tax Return, including, but not limited to, proforma Tax Returns for WPG and any WPG Entity to be included in such Combined Tax Return or equivalent financial data to be used in the preparation of such SPG Separate Tax Return, as applicable.  Any such proforma Tax Return or equivalent financial data shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or requested in writing by SPG, and shall be delivered no later than sixty (60) days following SPG’s request therefor.  At its option, SPG may engage an accounting firm of its choice to review the proforma Tax Return or equivalent financial data, supporting documentation, and statements submitted by WPG and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice.  All costs and expenses associated with such review will be borne by WPG LP upon receipt of invoices detailing the work performed by such accounting firm.

(b)                                 SPG (or its designee) shall determine the entities to be included in any Combined Tax Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Tax Return or SPG Separate Tax Return.  Notwithstanding the immediately preceding sentence, any Combined Tax Return or SPG Separate Tax Return shall, to the extent relating to WPG, any WPG Entity or the activities or assets of the WPG Business, be prepared in good faith.  SPG shall deliver to WPG for its review a draft of any Combined Tax Return or SPG Separate Tax Return, in each case, if such Tax Return reflects or relates to Taxes for which WPG LP would reasonably be expected to be liable hereunder, at least 15 days prior to the Due Date for such Tax Return to enable WPG to analyze and comment on such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by WPG LP under Sections 2.01 or 2.02).  SPG shall consider any such comments received from WPG in good faith and SPG and WPG shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return; provided, however, that nothing herein shall prevent SPG from timely filing (or causing to be filed) any such Tax Return.

Section 3.02.                         Procedures relating to WPG Separate Tax Returns.  In the case of any WPG Separate Tax Return that reflects or relates to Taxes for which SPG LP would reasonably be expected to be liable hereunder, WPG shall (1) unless otherwise required by Law or agreed to in writing by SPG, prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which SPG LP may be responsible pursuant to this Agreement, and (2) submit to SPG a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by SPG LP under Section 2.03) at least 15 days prior to the Due Date for such Tax Return to enable SPG to analyze and comment on such Tax Return.  WPG shall consider any such comments received from SPG in good faith and SPG and WPG shall attempt in good faith to resolve any issues arising out of the review of any such WPG Separate Tax Return.  Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 11.01.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such WPG Separate Tax Return, such Tax Return shall be timely filed (or caused to be filed) by WPG, and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 3.03.                         Preparation of all Tax Returns.  Except as required by applicable Law or as a result of a Final Determination, (i) neither SPG nor WPG shall (nor shall cause or permit any members of the SPG Group or WPG Group, respectively, to) take any position that is either inconsistent with the Tax-Free Status (or analogous status under any state or local Law) or, with respect to a specific item of income, deduction, gain, loss, or credit on any Tax Return, treat such specific item in a manner that is inconsistent with the manner such specific item is reported on a Tax Return prepared or filed by SPG pursuant to Article II hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return) and (ii) SPG and WPG shall (and shall cause the members of the SPG Group and WPG Group, respectively, to) prepare all Tax Returns in a manner consistent with the terms of this Agreement and the Separation and Distribution Agreement.

Section 3.04.                         Tax Returns Reflecting Restructuring/Distribution Taxes.  Notwithstanding anything to the contrary in Articles II, III and IV, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Taxes attributable to a SPG Disqualifying Action shall be prepared by SPG in the manner determined by SPG in its sole discretion.

ARTICLE IV

TAX TIMING AND ALLOCATION

Section 4.01.                         Timing of Payments.  All Taxes required to be paid or caused to be paid pursuant to Article II by either SPG LP or WPG LP, as the case may be, to an applicable Taxing Authority or to be reimbursed by SPG LP or WPG LP to the other Party (or any member of its Group) pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 4.02.                         Expenses.  Except as expressly provided herein (including, Section 3.01 and Section 11.01(b)), each Party shall bear its own expenses incurred in connection with Articles II, III and IV.

Section 4.03.                         Apportionment of WPG Taxes.  For all purposes of this Agreement, SPG shall determine in its sole discretion exercised in good faith which Tax Items are properly attributable to assets or activities of the WPG Business (and in the case of a Tax Item that is properly attributable to both the WPG Business and the SPG Business, the allocation of such Tax Item between the WPG Business and the SPG Business).

ARTICLE V
INDEMNIFICATION

Section 5.01.                         Indemnification by SPG LP.  SPG LP shall pay, and shall indemnify and hold WPG and the WPG Entities harmless from and against, without duplication, (i) all SPG Taxes, (ii) all Taxes (including any REIT Taxes) incurred by WPG or any WPG Entity as a result of any inaccuracy in or breach by SPG or any SPG Entity of any of the representations, warranties or covenants of or made by SPG or SPG LP in this Agreement, (iii) the SPG REIT Distribution Indemnification Amount for any taxable period, and (iv) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.02.                         Indemnification by WPG LP.  WPG LP shall pay, and shall indemnify and hold SPG and the SPG Entities harmless from and against, without duplication, (i) all WPG Taxes, (ii) all Taxes (including any REIT Taxes) incurred by SPG or any SPG Entity as a result of any inaccuracy in or breach by WPG or any WPG Entity of any of the representations, warranties or covenants of or made by WPG or WPG LP in this Agreement, (iii) the WPG REIT Distribution Indemnification Amount for any taxable period, and (vi) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 5.03.                         Characterization of and Adjustments to Payments.

(a)                                 For all Tax purposes, the Parties agree to treat (and to cause their respective Affiliates to treat) (i) any payment required by this Agreement (other than (x) payments with respect to interest accruing after the Closing Date and (y) indemnification payments required as a result of a breach of the covenants set forth in Section 9.01 or Section 9.02) as either a contribution by SPG LP to WPG LP or a distribution by WPG LP to SPG LP, as the case may be, occurring immediately prior to the first SPG LP Distribution or as a payment of an assumed or retained Liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except as otherwise required by applicable Law.

(b)                                 Any indemnification payment under this Article V and under Article IV of the Separation and Distribution Agreement shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment (including any additional REIT Taxes or additional amount required to be distributed under Section 857(a) of the Code resulting therefrom) and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability (including any reduction in REIT Taxes or reduction in the amount required to be distributed under Section

857(a) of the Code resulting therefrom).  For purposes hereof, any adjustment to an indemnification payment on account of Taxes (or REIT Taxes) shall be determined (i) using the highest marginal rates in effect for SPG, in the case of an Indemnified Party that is a member of the SPG Group, or for WPG, in the case of an Indemnified Party that is a member of the WPG Group, at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 5.04.                         Timing of Indemnification Payments.  Indemnification payments required pursuant to this Article V shall be paid by the Indemnifying Party to the Indemnified Party as the associated indemnifiable liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

Section 5.05.                         Certain Tax Procedures.  For the avoidance of doubt, Section 4.11 of the Separation and Distribution Agreement shall apply with respect to any indemnification payments required to be made pursuant to this Agreement.

ARTICLE VI
REFUNDS, TRS TAX ATTRIBUTES, DEDUCTIONS

Section 6.01.                         Refunds.

(a)                                 SPG LP shall be entitled to all Refunds of Taxes for which SPG LP is responsible pursuant to Article II or for which SPG LP is or may be liable pursuant to Article V, and WPG LP shall be entitled to all Refunds of Taxes for which WPG LP is responsible pursuant to Article II or for which WPG LP is or may be liable pursuant to Article V.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b)                                 In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article II or is or may be liable pursuant to Article V which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be liable pursuant to Article V (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c)                                  Notwithstanding Section 6.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 6.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d)                                 To the extent that the amount of any Refund under this Section 6.01 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 6.01 and an appropriate adjusting payment shall be made.

(e)                                  Notwithstanding anything herein to the contrary, the above provisions of this Section 6.01 shall not apply with respect to any Refund to the extent such Refund is governed by Section 2.14 of the Separation and Distribution Agreement; provided, that Section 6.01(c) shall apply with respect to any such Refund to the extent such Refund is applied as a credit toward or reduction in Taxes otherwise payable (and the amount of such credit is not otherwise taken into account pursuant to Section 2.14 of the Separation and Distribution Agreement).

Section 6.02.                         TRS Tax Attributes.

(a)                                 Tax Attributes arising in a Pre-Closing Period shall be allocated to the SPG TRS and the WPG TRS in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws).  SPG shall determine the allocation of such Tax Attributes arising in Pre-Closing Periods as soon as reasonably practicable following the Closing Date, and the Parties hereby agree to compute all Taxes for Post-Closing Periods consistently with that determination unless otherwise required by a Final Determination.

(b)                                 To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 6.02(a).

Section 6.03.                         Treatment of Deductions Associated with Equity-Related Compensation.  Solely SPG shall be entitled to claim any Tax deduction associated with the vesting or settlement of any SPG restricted stock awards granted in connection with the performance of services (and the payment of any dividends or dividend equivalents with respect to restricted stock awards).

ARTICLE VII
TAX PROCEEDINGS

Section 7.01.                         Notification of Tax Proceedings.  Within thirty (30) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article V, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 7.02.                         Tax Proceedings.

(a)                                 Generally.  Except as provided in Section 7.02(c)(i), SPG (or such member of the SPG Group as SPG shall designate) shall have the sole right to control any Tax Proceeding and represent the interests of the members of the SPG Group and the members of the WPG Group and to employ counsel of its choice at its expense in any Tax Proceeding (including any Tax Proceeding with respect to Restructuring/Distribution Taxes) relating to (i) any Combined Tax Return, (ii) any SPG Separate Tax Return and (iii) any Restructuring/Distribution Taxes (each, a “SPG Tax Proceeding”).  Except as provided in Section 7.02(c)(ii), WPG (or such member of the WPG Group as WPG shall designate) shall have the sole right to represent the interests of the members of the WPG Group and to employ counsel of its choice at its expense in any Tax Proceeding relating to any WPG Separate Tax Return other than a SPG Proceeding (a “WPG Tax Proceeding”.

(b)                                 Power of Attorney.  WPG shall (and shall cause the members of the WPG Group to) execute and deliver to SPG (or such member of the SPG Group as SPG shall designate) any power of attorney or other document requested by SPG (or such designee) in connection with any Tax Proceeding described in the first sentence of Section 7.02.

(c)                                  Participation Rights.

(i)                                     SPG Tax Proceedings.  In the event of any SPG Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of WPG LP pursuant to Article V, (A) SPG shall consult with WPG reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) SPG shall consult with WPG and offer WPG a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) SPG shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) SPG shall provide WPG copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any SPG Tax Proceeding relating to Restructuring/Distribution Taxes or (ii) any other SPG Tax Proceeding which could not reasonably be expected to give rise to an indemnification obligation of WPG LP pursuant to Article V in excess of $5,000,000, shall be made in the sole discretion of SPG and shall be final and not subject to the dispute resolution provisions of Section 11.01 (or Article VII of the Separation and Distribution Agreement).  With respect to any SPG Tax Proceeding (other than any SPG Tax Proceeding relating to Restructuring/Distribution Taxes) which could reasonably be expected to give rise to an indemnification obligation of WPG LP pursuant to Article V in excess of $5,000,000, WPG shall be entitled to participate in such Tax Proceeding at its own expense, and SPG shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of WPG, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)                                  WPG Tax Proceedings.  In the event of any WPG Tax Proceeding that relates to any Restructuring/Distribution Taxes, (A) WPG shall consult with SPG reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) WPG shall consult with SPG and offer SPG a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) WPG shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (D) WPG shall provide SPG copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority, (E) SPG shall be entitled to participate in such Tax Proceeding at its own expense and (F) WPG shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of SPG, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VIII
TAX-FREE STATUS OF THE DISTRIBUTION

Section 8.01.                         Representations and Warranties.

(a)                                 WPG.

(i)                                     WPG hereby represents and warrants that (i) it has examined (A) the representation letter from SPG addressed to Tax Counsel and delivered in connection with the Tax Opinion, (B) the representation letter from WPG addressed to Tax Counsel and delivered in connection with the Tax Opinion and (C) any other information, documents or other materials delivered or deliverable by SPG or WPG in connection with the Tax Opinion (all of the foregoing, collectively, the “Tax Opinion Documents”)  and (ii) the facts presented and the representations made in the Tax Opinion Documents, to the extent descriptive of or in reference to the WPG Group or the WPG Business (including with respect to the plans, proposals, intentions and policies of the WPG Group), are true, correct and complete in all respects.

(ii)                                  WPG hereby represents and warrants that during the two (2)-year period ending on the Closing Date, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the WPG Group or by any other person or persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Equity Securities of WPG (or any predecessor); provided, that no representation or warranty is made by WPG regarding any “agreement, understanding, arrangement, substantial negotiations” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by one or more officers or directors of SPG.

(b)                                 SPG.  SPG hereby represents and warrants that (i) it has delivered complete and accurate copies of the Tax Opinion Documents to WPG and (ii) the facts presented and the representations made in the Tax Opinion Documents, to the extent descriptive of or in reference to the SPG Group or the SPG Business (including with respect to the business purposes for the Distribution described in the Tax Opinion Documents and the plans, proposals, intentions and policies of the SPG Group), are true, correct and complete in all respects.

(c)                                  No Contrary Plan.  Each of SPG and WPG represents and warrants that neither it, nor any of its Affiliates, has any plan or intention to take any action (or fail to take any action) or knows of any fact or circumstance (after due inquiry) (A) which is inconsistent with any statements or representations made in the Tax Opinion Documents, this Agreement or the Separation and Distribution Agreement (or that could cause any such statements or representations to be untrue) or (B) which may cause any of the Transactions not to have Tax-Free Status.

Section 8.02.        Restrictions Relating to the Distribution.

(a)           General.  Neither SPG nor WPG shall, or permit any SPG Entity or any WPG Entity, respectively, to, take any action that constitutes (or fail to take an action, the omission of which would result in, as applicable) a Disqualifying Action described in the definitions of SPG Disqualifying Action and WPG Disqualifying Action, respectively.

(b)           WPG Obligations.  WPG shall not take any action (including, but not limited to, any cessation, transfer or disposition of all or any portion of any WPG Business, payment of extraordinary dividends and acquisitions or issuance of Equity Securities) or permit any member of the WPG Group to take any such action, and WPG shall not fail to take any such action or permit any member of the WPG Group to fail to take any such action, in each case, unless such action or failure to act (x) could not reasonably be expected to cause any of the Transactions to fail to have Tax-Free Status or (y) could not require SPG or WPG to reflect a liability or reserve for Taxes or other amounts with respect to the Transactions in its financial statements.

(c)           WPG Restrictions.  Prior to the first (1st) day after the end of the Restriction Period, WPG:

(i)            (x) shall continue and cause to be continued the active conduct (within the meaning of Section 355(b) of the Code) of each WPG Active Trade or Business as conducted immediately prior to the Distribution, taking into account Section 355(b)(3) of the Code and Revenue Ruling 2007-42, 2007-2 C.B. 44, and (y) shall not engage (or permit any member of the WPG Group to engage) in any transaction (including, without limitation, any cessation, transfer or disposition of all or any portion of any WPG Business) that could reasonably be expected to result in WPG or WPG TRS ceasing to be a company engaged in the applicable WPG Active Trade or Business.

(ii)           shall not, and shall not permit any WPG Entity (other than any WPG Entity treated as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes) to, voluntarily dissolve or liquidate (or take any other action or enter into any transaction that would effect a liquidation for U.S. federal Income Tax purposes).

(iii)          shall not, and shall not permit WPG TRS to,(1) enter into, solicit, agree to, participate in, approve or effect any Acquisition Transaction or, to the extent WPG or WPG TRS, as applicable, has the right to prohibit any Acquisition Transaction, permit any Acquisition Transaction to occur, (2) redeem or otherwise repurchase or agree to redeem or otherwise repurchase (directly or through an Affiliate) any Equity Securities of WPG or WPG TRS, as applicable, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its Equity Securities (including through the conversion of any Equity Securities into another class of Equity Securities), (4) merge or consolidate (or agree to merge or consolidate) with any other Person and shall not permit any WPG Entity to merge or consolidate (or agree to merger or consolidate) with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Opinion Documents) which, individually or in the aggregate (and taking into account any other transactions described in this Section 8.02(c)(iii)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Equity Securities representing a Fifty-Percent or Greater Interest in WPG or WPG TRS or otherwise jeopardize the Tax-Free Status of any of the Transactions.  In addition, none of WPG or WPG TRS shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in the immediately preceding sentence if it is pursuant to an agreement negotiated (in whole or in part) prior to the first (1st) anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to various conditions.

(iv)          shall not, and shall not permit any WPG Entity (or members of their respective SAGs) to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of Equity Securities of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the gross assets of WPG or WPG TRS or more than thirty percent (30%) of the consolidated gross assets of WPG, the members of its SAG and WPG LP, or WPG TRS and the members of its SAG, respectively.  The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of WPG or WPG TRS (or any member of their respective SAGs or WPG LP).  The percentages of gross assets or consolidated gross assets of WPG or WPG, the members of its SAG and WPG LP, or WPG TRS or WPG TRS and the members of its SAG, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of such entity or entities as of the Closing Date.  For purposes of this Section 8.02(c)(iv), a merger of WPG, WPG LP or WPG TRS (or a member of its SAG) with and into any Person shall constitute a disposition of all of the assets of such entity or such member.

(d)           Notwithstanding the restrictions imposed by Section 8.02(c), during the Restriction Period, WPG may proceed with any of the actions or transactions described in Section 8.02(c), if (x) such action or transaction is not described in Section 8.02(a) or Section 8.02(b) and (y) prior to entering into any agreement contemplating such action or transaction, and prior to taking or consummating any such action or transaction, (i) WPG shall first have requested SPG to obtain a private letter ruling from the IRS (and any other relevant Taxing Authority) (a “Post-Distribution Ruling”) in accordance with Section 8.03 of this Agreement to the effect that such action or transaction will not affect the Tax-Free Status of any of the Transactions and SPG shall have received such Post-Distribution Ruling in form and substance satisfactory to SPG in its sole and absolute discretion, (ii) WPG shall have provided SPG with an Unqualified Tax Opinion in form and substance satisfactory to SPG in its sole and absolute discretion, or (iii) SPG shall have waived in writing (a “Waiver”) the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.  In determining whether a Post-Distribution Ruling or Unqualified Tax Opinion is satisfactory, SPG shall exercise its discretion in good faith and may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the Post-Distribution Ruling or Unqualified Tax Opinion and the views on the substantive merits.  For the avoidance of doubt, WPG LP shall not be relieved of any indemnification obligation pursuant to Article V or otherwise under this

Agreement as a result of having satisfied the requirements of clause (i), (ii) or (iii) of this Section 8.02(d).

(e)           Certain Issuances of Capital Stock.  If WPG proposes to enter into any Section 8.02(e) Acquisition Transaction or, to the extent WPG has the right to prohibit any Section 8.02(e) Acquisition Transaction, proposes to permit any Section 8.02(e) Acquisition Transaction to occur, in each case, during the Restriction Period, WPG, shall provide SPG, no later than ten (10) days following the signing of any written agreement with respect to any Section 8.02(e) Acquisition Transaction, with a written description of such transaction (including the type and amount of WPG Equity Securities to be issued in such transaction).

(f)            Tax Reporting.  Each of WPG and SPG covenants and agrees that it will not take, and will cause its respective Affiliates not to take, any position on any Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

Section 8.03.        Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)           Notification.  If WPG determines that it desires to take one of the actions described in Sections 8.02(c) (a “Notified Action”), WPG shall promptly notify SPG of this fact in writing.

(b)           Post-Distribution Rulings or Unqualified Tax Opinions at WPG’s Request.  Upon the reasonable request of WPG pursuant to Section 8.03(a), SPG shall cooperate with WPG and use its commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting WPG to take the Notified Action unless SPG shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Option in writing pursuant to Section 8.02(d).  Notwithstanding the foregoing, in no event shall SPG be required to file or cooperate in the filing of any ruling request for a Post-Distribution Ruling under this Section 8.03(b) unless SPG represents that (i) it has read such ruling request, and (ii) all statements, information and representations relating to any member of the WPG Group contained in such ruling request are (subject to any qualifications therein) true, correct and complete.  WPG LP shall reimburse SPG LP for all reasonable costs and expenses incurred by the SPG Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by SPG within ten (10) days after receiving an invoice from SPG therefor.

(c)           Post-Distribution Rulings or Unqualified Tax Opinions at SPG’s Request.  SPG  shall have the right to obtain a Post-Distribution Ruling or a tax opinion at any time in its sole and absolute discretion.  If SPG determines to obtain a Post-Distribution Ruling or a tax opinion, WPG shall (and shall cause each WPG Entity to) cooperate with SPG and take any and all actions reasonably requested by SPG in connection with obtaining such Post-Distribution Ruling or tax opinion (including, without limitation, by making any representation or covenant or providing any information, documents and materials requested by the IRS, any other relevant Taxing Authority or the Tax Counsel issuing such opinion); provided, that WPG shall not be required to make (or cause a WPG Entity to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control.

SPG and WPG shall each bear its own costs and expenses in obtaining a Post-Distribution Ruling or tax opinion requested by SPG.

(d)           All Post-Distribution Rulings.  SPG shall have sole and exclusive control over the process of obtaining any Post-Distribution Ruling, and only SPG shall be permitted to apply for a Post-Distribution Ruling.  In connection with obtaining a Post-Distribution Ruling, (i) SPG shall keep WPG informed in a timely manner of all material actions taken or proposed to be taken by SPG in connection therewith; (ii) SPG shall (1) reasonably in advance of the submission of any request for a  Post-Distribution Ruling provide WPG with a draft copy thereof; (2) reasonably consider WPG’s comments on such draft copy; and (3) provide WPG with a final copy; and (iii) provide WPG with notice reasonably in advance of, and WPG shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Post-Distribution Ruling.  Neither WPG nor any WPG Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or the Distribution).

Section 8.04.        Section 336(e) Election.  If SPG determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the TRS Distribution or the Distribution, WPG shall (or shall cause the relevant WPG Entity to) join with SPG or the relevant SPG Entity in the making of such election and shall take any action reasonably requested by SPG or that is otherwise necessary to give effect to such election (including making any other related election).  If a Section 336(e) Election is made with respect to the TRS Distribution or the Distribution, then this Agreement shall be amended in such a manner as is determined by SPG in good faith to take into account such Section 336(e) Election.

ARTICLE IX
RPT CONTRIBUTION

Section 9.01.        Prohibited Actions.  For a period of five (5) years following the RPT Contribution, WPG and WPG LP shall not (and shall not permit any of their respective Affiliates to) take any action or fail to take any action (including, without limitation, any sale, disposition, contribution or other transfer of any of the RPT Contributed Properties or any interest therein, any reduction in the amount of Liabilities to which any of the RPT Contributed Properties are subject and any distribution of RPT Contributed Properties or any other properties or assets) that would result in RPT, any of its Affiliates or any member of the SPG Group recognizing any RPT Built-In Gain or any RPT Section 752 Gain for U.S. federal income tax purposes.

Section 9.02.        Section 704(c) Allocations.  WPG LP and any other entity in which WPG LP has a direct or indirect interest shall use the “traditional method” (without “curative allocations”) under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the RPT Contributed Properties.

Section 9.03.        Damages.  In the event of a breach of any of the covenants set forth in Section 9.01 or Section 9.02, as applicable, (a) for purposes of Section 5.02(ii), RPT (or other relevant member of the SPG Group) shall be deemed to have incurred Taxes as a result of such breach in an amount equal to the product of (i) in the case of a breach of the covenants set forth in Section 9.01, the RPT Built-In Gain or the RPT Section 752 Gain, as applicable, and, in the case of a breach of the covenants set forth in Section 9.02, the additional amount of income or gain allocated under Section 704(c), and (ii) forty percent (40%) and (b) for purposes of Section 5.03(b), RPT (or other relevant member of the SPG Group) shall be deemed to have paid Taxes on any indemnification payment received on account of such breach that is required to be included in income (and not to have distributed any amount under Section 857(a) of the Code as a result therefrom) at a rate of forty percent (40%).

Section 9.04.        Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement (including Section 11.08), the sole and exclusive remedy with respect to any breach of the covenants set forth in Section 9.01 or Section 9.02 shall be the receipt of indemnification payments pursuant to Article V (as determined pursuant to Section 9.03), and in no event shall RPT or any member of the SPG Group have any right to specific performance with respect to any breach or threatened breach of any of the covenants set forth in Section 9.01 or Section 9.02.

Section 9.05.        Notice.  WPG and WPG LP shall notify SPG in writing at least sixty (60) days prior to taking any action (or failing to take any action) that would result in a breach of the covenants set forth in Section 9.01.

ARTICLE X
COOPERATION

Section 10.01.      General Cooperation.

(a)           The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent or Representative of such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)            the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)           the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)          the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)          the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b)           Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 10.02.      Retention of Records.  SPG and WPG shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE XI
MISCELLANEOUS

Section 11.01.      Dispute Resolution.

(a)           In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in Section 11.01(b) of this Agreement or in Article VII of the Separation and Distribution Agreement.  If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement.

(b)           With respect to any dispute governed by this Section 11.01(b), the Parties shall appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of SPG or WPG) (the “Accounting Firm”) to resolve such dispute.  The Parties shall cooperate in good faith in jointly selecting the Accounting Firm.  If the Parties cannot agree on a nationally recognized firm within thirty (30) days from the time such dispute arises, the Parties shall appoint Deloitte LLP to be the Accounting Firm.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by SPG and WPG and their respective Representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of

Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of SPG and the members of the SPG Group, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 11.02.      Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between SPG or a SPG Entity, on the one hand, and WPG or a WPG Entity, on the other hand (other than this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement and any agreement entered into after the Distribution), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of SPG, any SPG Entity, WPG or any WPG Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 11.03.      Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to Prime Rate plus 2%.

Section 11.04.      Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 11.05.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 11.06.      Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 11.07.                  No Third-Party Beneficiaries.  Except as provided in Article V with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.08.                  Specific Performance.  Subject to Section 9.04, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  Subject to Section 9.04, the Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 11.09.                  Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 11.10.                  Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) SPG, SPG LP, WPG and WPG LP have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 11.11.                  Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.12.                  Coordination with Separation and Distribution Agreement.  In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement (or any Ancillary Agreement) with respect to matters addressed herein the provisions of this Agreement shall control (except to the extent set forth in Article X).

Section 11.13.                  Coordination with the Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are expressly set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 11.14.                  Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Indiana, irrespective of the choice of Laws principles of the State of Indiana, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.15.                  Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, however, that each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement.  Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control.

Section 11.16.                  Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery with an fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to SPG, to:

Simon Property Group, Inc.
225 West Washington Street, 14th Floor
Indianapolis, Indiana 46204
Attention: General Counsel
Facsimile: (317) 685-7377

with a copy (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Adam O. Emmerich
Karessa L. Cain
Facsimile: (212) 403-2000

If to WPG, to:

Washington Prime Group, Inc.
7315 Wisconsin Avenue — 5th Floor
Bethesda, Maryland 20814
Attention: General Counsel
Facsimile: (240) 380-2721

with a copy to (until the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Adam O. Emmerich
Karessa L. Cain
Facsimile: (212) 403-2000

Section 11.17.                  Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SIMON PROPERTY GROUP, INC.

By:	/s/ James M. Barkley
Name:	James M. Barkley
Title:	Secretary and General Counsel

SIMON PROPERTY GROUP, L.P.

By:	/s/ James M. Barkley
Name:	James M. Barkley
Title:	Secretary and General Counsel

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Secretary and General Counsel

WASHINGTON PRIME GROUP, L.P.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Secretary and General Counsel

[Signature Page to Tax Matters Agreement]